Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 28, 2024, with respect to the consolidated financial statements of EDAP TMS S.A. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Lyon, France

April 5, 2024

/s/ KPMG S.A.

Represented by Stéphane Gabriel Devin